Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Village Bank and Trust Financial Corp. Announces Sale of $5.7 Million of Subordinated Notes

Midlothian, Va., March 21, 2018. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ:VBFC), parent company of Village Bank (the “Bank”), today announced that it had completed the private placement of an aggregate $5.7 million of its fixed-to-floating rate Subordinated Notes due 2028 (the “Notes”) to certain qualified institutional and accredited investors. The Notes will initially bear interest at 6.5% per annum until March 21, 2023; thereafter, the Notes will be payable at an annual floating rate equal to three-month LIBOR plus a spread of 3.73% until maturity or early redemption.  The indebtedness evidenced by the Notes, including principal and interest, is unsecured and subordinate and junior in right to payment to general and secured creditors of the Company and depositors of the Bank. The Notes have been structured to qualify as Tier 2 capital for regulatory purposes.

The Company plans to use the net proceeds of the offering for repayment of up to $5,027,000 aggregate liquidation value of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, plus accrued dividends, and general corporate purposes.

Bill Foster, President and CEO of the Company, commented, “This is another meaningful step forward for Village.  The issuance of the subordinated debt to redeem our preferred stock will save our common shareholders approximately $160,000 per year after tax compared to the preferred stock dividends.  We are grateful to the teams at FIG Partners, Williams Mullen and Silver, Freedman, Taff & Tiernan LLP for their exceptional advice and execution.”

FIG Partners LLC acted as the sole placement agent in the transaction. Williams Mullen served as legal counsel to the Company and Silver, Freedman, Taff & Tiernan LLP acted as legal counsel to FIG Partners.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the FDIC.  The Bank has ten branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements. For this purpose, any statement that is not a statement of historical fact may be deemed to be a forward-looking statement. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to, changes in interest rates, the effects of future economic, business and market conditions, legislative and regulatory changes, governmental monetary and fiscal policies, changes in accounting policies, rules and practices, and other factors described from time to time in our reports filed with the Securities and Exchange Commission.

For further information contact C. Harril Whitehurst, Jr., Executive Vice President and CFO, at 804-897-3900 or hwhitehurst@villagebank.com.

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